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                                                                   Exhibit 10.10

                              HYLAND SOFTWARE, INC.
                 APPLICATION SERVICE PROVIDER PARTNER AGREEMENT


THIS EXHIBIT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. THE CONFIDENTIAL INFORMATION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. IN PLACE OF SUCH OMITTED CONFIDENTIAL INFORMATION, "****" HAS BEEN INSERTED.


1.    INTRODUCTION

      This Application Service Provider Partner Agreement (the "Agreement") is made and entered into this 31st day of JANUARY 2001 (the "Effective Date") by and between Hyland Software, Inc, an Ohio Corporation, 18500 Lake Road, Suite A-50, Rocky River, OH 44116 USA ("Hyland") and the Recall Corporation a Delaware Corporation, 555 North Point Center East, Suite 150, Alpharetta GA 30022 (the "Application Service Provider" or "ASP").

2.    DEFINITIONS

As used in this Agreement, the following shall apply:

2.1   "Agreement" shall mean this Agreement between Hyland and ASP.

2.2 "Application Partner Fee(s)" shall be the amounts payable by ASP to Hyland in accordance with the terms of this Agreement. A schedule of the current Application Partner Fees is attached to this Agreement as Schedule B.

2.3 "Application Service Agreement" shall mean a written agreement between ASP and a customer of ASP relating to any and all uses of the Applications. A sample Application Service Agreement is to be created by Recall and approved by Hyland Software, Inc. prior to use by ASP.

2.4 "Application Service Partner" or "ASP" shall mean the company or entity Identified as such in the Introduction to this Agreement.

2.5 "Application Software" or "Application(s)" shall mean the Hyland Software(R) products identified in Schedule A attached hereto.

2.6 "Confidential Information" shall mean any information relating to or disclosed in the course of this Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing party. "Confidential Information" shall not include information (a) already lawfully known to the receiving party, (b) disclosed in published materials, (c) generally known to the public or (d) lawfully obtained from any third party.

2.7 "Customer(s)" shall mean persons or entities including such person's or entity's partner, agents or business associates that use or otherwise benefit from the Application Software and /or employ data processing services from ASP using the Application Software.

2.8 "Delivery Date" shall mean the earliest date that ASP receives any component of the Application Software supplied by Hyland. If the method of delivery is web-based, Delivery Date shall mean that date on which the Application Software and any associated license becomes available for download by ASP.

2.9 "Documentation" shall mean written, printed or electronic documents or materials accompanying the Application Software that describe the use and operation of the Application.

2.10 "Effective Date" shall have the meaning set forth in the Introduction to this Agreement.

2.11 "Excluded Customers" are businesses, entities, and or accounts that license or purchases technology and services from either Fiserv, Inc., a Wisconsin Corporation or Information Technology, Inc., a Nebraska Corporation, or are financial institutions that use the Software for check processing applications, and as further described in Section 9.8

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2.11  "Hyland" shall have the meaning set forth in the Introduction to this
Agreement.

2.12 "Primary Support" shall mean services provided by ASP to its Customers for the day-to-day technical support, help and other assistance for Customers' use of the Applications.

2.13 "Secondary Support" shall mean services to be provided by Hyland to ASP including reasonable efforts to assist ASP in providing Primary Support, reasonable efforts to correct, fix or circumvent errors in, and in the discretion of Hyland updates, enhancements and new versions of, the Application Software.

2.14  "Trademark(s)" shall mean all Hyland trademarks and service marks.

3.    GRANT OF LICENSE

3.1 During the term of this Agreement, Hyland designates the ASP as a non-exclusive Application Service Partner and grants the ASP the right to use the Application Software under the terms and conditions of this Agreement. This right is non-transferable, except as permitted under Section 15.7, and applies solely to the server-based operation, management and use of the Application Software in unaltered, object code form. Nothing under the terms and conditions of this Agreement, including any of the attachments and Schedules hereto, grants any right to ASP to the use of, or access to, any Application Software source code. This grant does not include any right to reproduce the Application Software, to distribute copies or various of any modules of the Application Software to any third parties including its Customers or to make and/or sell variations or derivative works of the Application Software,provided, however, that ASP shall be permitted to create one copy of each unit of Application Software solely for archival or backup purposes. ASP shall be permitted to customize portions of the Application Software User Interface on its website or otherwise integrate the Application Software into its business offerings. Ownership of copyright and other intellectual and proprietary rights to the Application Software shall remain solely with Hyland.

3.2 Hyland grants to ASP the right to use the Application Software for the purpose of in-house processing of data for customers and to provide access to use the Application Software to ASP's Customers and where applicable, to provide access for business partners and clients of ASP's Customer, provided that appropriate license fee amounts are paid to Hyland as provided in this agreement. Each and every Customer that ASP provides such data processing service for or provides access to the Application Software to must enter into an Application Service Agreement with ASP. The Hyland database layout is proprietary and the use of the database layout in part or in whole constitutes the obligation to the terms of the Application Fee Schedule. This grant allows ASP to use the Application Software in machine-readable code, only at ASP's primary business location or other locations as approved by Hyland in writing. ASP may not sell or transfer the Application Software or any rights to the uses granted herein under any circumstances.

3.3 ASP accepts the grant, in the limited scope provided herein, and agrees to use its commercially reasonable efforts to communicate the features, benefits and pricing and availability of the Application Software to potential Customers in ASP's ordinary course of business.

4     APPLICATION SERVICE AGREEMENTS

ASP must limit and restrict any and all use of or access to the Application Software by third parties to only those Customers who have executed an Application Service Agreement. When the ASP prepares its own form Application Service Agreement, prior to its use with any Customer, ASP shall submit such form to Hyland for approval, which approval shall not to unreasonably withheld.

5.    USE OF TRADEMARKS

Hyland grants to ASP's non-exclusive right and license to use the Trademarks for the purpose of marketing the Application Software only: (1) on websites, or in signs and stationery of ASP indicating its status as an authorized ASP, (2) in such marketing materials as Hyland may choose to supply to ASP and (3) in such advertising and other uses as Hyland may authorize in writing. ASP stay not use the Trademarks is applicable with any goods or services other than those of Hyland.

6.    TITLE TO APPLICATION SOFTWARE

6.1 All right, title and interest in and to the Application Software, at all times, shall remain the sole and exclusive property of Hyland; (b) other than as expressly provided for in this agreement, ASP shall have no right to distribute, rent, lease, lend, or

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supply Application software; and (c) ASP shall not be permitted to disassemble, extract any source code from or reverse engineer the Application Software.

6.2 All copies of the Application Software, including listings, compilations, partial copies and updates, are the property of Hyland, and ASP's obligations with respect thereto shall survive this Agreement until such time as all said copies in the possession of ASP have been returned to Hyland or destroyed. ASP agrees to include on any and all user interfaces, documentation, access pages or portals that use or are associated with the use of the Application Software such copyright notices and restricted rights legends as supplied by Hyland to protect Hyland's (and Hyland's suppliers) intellectual property rights.

7.    APPLICATION PARTNER REPORTS, FEES AND PAYMENT

7.1 ASP shall submit to Hyland a purchase order for each customer the ASP seeks to install and operate under this Agreement itemizing the services to be provided and the fee schedule.

7.2 On or before the fifteenth day of each calendar month following the Effective Date, ASP shall provide to Hyland a report detailing any and all transactions relating to all use of the Application Software for the immediately preceding calendar month. Within thirty (30) days after the end of each calendar month, ASP shall make payments in full for any and all Application Partner Fees due Hyland in accordance with this Agreement. ASP shall make payments to Hyland in U.S. funds. ASP specifically agrees to provide Hyland, upon five (5) days prior written notice and only during regular business hours, access to any and all of the databases or log or activity files associated with the use of the application Software so Hyland may review and independently verify the activity reported by ASP to Hyland.

7.3 The payment obligations stated in this Section 7 are exclusive of any shipping charges, federal, state, municipal or other governmental taxes, duties, excise taxes or tariffs now or hereafter imposed on the production, storage, sale, transportation, import, export, licensing or use of the Application Software. Such charges shall be paid by ASP or, in lieu of payment of any tax, ASP shall provide an exemption certificate acceptable to Hyland and the applicable authority.

8.    ASP'S REPRESENTATIONS

ASP represents that it has skill and expertise sales and marketing, and that it also has sufficient qualified staff and financial resources, to carry out all of its obligations under this Agreement including the obligations for providing Primary Support of the Application Software to the Customer.

9.    RESPONSIBILITIES OF ASP

9.1 At such time as ASP elects to take on responsibility for installations and Primary Support of its Customers, ASP agrees to professionally perform the services as is commercially reasonably required for the provision of Primary Support of the Application Software for the Customer. ASP will perform any and all installations, upgrades, technical services and Primary Support for the Application Software pursuant to installation and support procedures and policies as developed by Hyland. When Hyland is performing installation, Primary Support, or other services on behalf of ASP, ASP shall pay Hyland for such services according to Hyland's then current pricing for such services.

9.2 ASP will, at Hyland's request, promptly cooperate with Hyland by completing forms, reports or checklists as Hyland may reasonably require, in the ordinary course of its business, that its ASP's complete as part of an installation, upgrade or provision of the Primary Support of the Application Software. So the Hyland may exercise its duties under Section 10.2 of this Agreement, ASP shall identify and promptly inform Hyland of any design or programming errors or omissions in the Application Software, of which ASP becomes aware.

9.3 ASP represents and agrees that it will not make any representations or create any warranties, expressed or implied, concerning the Application Software products, but ASP may relay to ASP's Customers the representations and warranties made by Hyland in the Application Software brochures and technical publications. ASP will take commercially reasonable steps to insure that its employees, agents and others under its direction, abide by the terms and conditions of this provision and this Agreement. ASP and ASP's Customers may rely upon as correct those representations contained in the Application software brochures and technical publications provided by Hyland for ASP's presentations.

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9.4   ASP shall, upon Hyland's request, promptly submit to Hyland reasonable financial statements and such other reasonable financial information, as Hyland shall specify in order to evaluate ASP's financial condition. Failure to comply with this provision shall be a material breach of the Agreement, which, at Hyland's discretion, shall be grounds for termination.

9.5 ASP shall comply with all applicable laws, ordinances, rules and regulations, and ASP shall obtain any and all permits, licenses, authorizations and/or certificates that may be required in any jurisdiction or by any regulatory or administrative agency in connection with the sale, use/or operations of the Application Software; provided, however, that ASP shall have no such duties of compliance where the failure to so comply would not result in a material adverse effect to Hyland. Regardless of any disclosure made by ASP to Hyland of an ultimate destination of the Application Software, ASP agrees not to export either directly or indirectly any Application Software or system incorporating such Application Software without first obtaining a license to export or re-export from the United States Government, as may be required, and to comply with the United States Government export regulations, as applicable.

9.6 ASP agrees that during the term of this Agreement, ASP will not, directly or indirectly, develop, have an ownership interest in, consult, train or engage others to develop, any computer program or Application Software product that is primarily designed to compete with the Application Software.

9.7 ASP assumes full responsibility for the selection of the Application Software to achieve intended results and for the installation, use and results obtained from the Application Software, including but not limited to providing a suitable system for installation and the appropriate environment for operating the Application Software and loading the Customer's data. ASP agrees that it shall be responsible for its own expenses and costs under this Agreement and that Hyland shall have no obligation to reimburse ASP for any expenses or costs incurred by ASP in the performance of ASP's duties hereunder.

9.8 EXCLUDED CUSTOMERS Hyland has entered into an agreement with Fiserv, Inc., a Wisconsin Corporation, and Information Technology, Inc. (ITI), a Nebraska Corporation, whereby Hyland granted to Fiserv, Inc. and ITI an exclusive worldwide rights to license and distribute Software to: 1) customers and accounts of Fiserv, Inc. and ITI, and 2) financial institutions (i.e. banks, saving and loan institutions, and credit unions) for applications that are primarily designed for the processing of checks. OEM agrees to take all reasonable steps to retrain from representing, marketing, or licensing any Software or Private Label Software to any and all Excluded Customers under this provision. In the event that OEM is unaware of the status of a prospective Customer for the Software or Private Label Software relative to this provision, he shall make a reasonable inquiry to determine whether or not the prospective Customers is an Excluded Customer. In the event OEM learns that such accounts is an Excluded Customer, OEM shall discontinue any and all marketing and sales activity with regards to the Excluded Customer.

10.   HYLAND'S OBLIGATIONS

10.1 In accordance with the terms of this Agreement and related Schedules, Hyland shall (a) assist ASP with the creation of promotional material (b) advise ASP of the anticipated delivery date of enhancements to the Application Software or new modules; (c) keep ASP updated on any new sales aids or promotional pieces; (d) offer ASP, where appropriate and at Hyland's discretion, education and training courses in accordance with Hyland standard services schedule; and
(e) reasonably assist with marketing information when requested by ASP.

10.2 Hyland represents that the Application Software will perform substantially in accordance in all material respects with the product description set forth in the Documentation, as it may exist from time to time. Hyland shall reasonably support ASP in its deployment of the Application Software and shall reasonably assist ASP with the marketing and support of the Applications. In the event either party discovers a material error in the Application Software, Hyland shall, upon notice of such error, use reasonable efforts to provide secondary Support as stated in this Agreement. Such Secondary Support services will be provided by phone, modem or at Hyland's offices and at such times as the parties mutually agree upon.

10.3 Hyland agrees to keep, maintain and protect as confidential all Confidential Information of ASP's in at least as secure a manner as it would protect its own trade secrets.

10.4 Initially Hyland will provide, at Hyland's expense, language conversions of the end-user software interface and related documentation for the following language: English, Spanish, French, German, Portuguese, and Italian. In future releases Hyland may elect to discontinue or modify support for any language. Notwithstanding the forgoing, ASP shall have the option of requiring that Hyland maintain support of a language or add support for a new language by a) making such

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request in writing and b) covering Hyland's actual costs related to the maintenance or addition of said language including translation and implementation of the translation.

10.5  "Intentionally Omitted"

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10.6  Hyland agrees to while this ASP agreement is in effect and if ASP meets the following minimum revenue to Hyland targets, Hyland will not provide hosted document management solutions directly to end-users.

   -  [From effective date thru June 30, 2002] : $1,500,000 revenue to Hyland.

   -  Year 2: $4,000,000 revenue to Hyland.

   -  Year 3: $8,000,000 revenue to Hyland.

   -  Year 4: $16,000,000 revenue to Hyland.

   -  Year 5: $32,000,000 revenue to Hyland.

   -  Year 6: $64,000,000 revenue to Hyland.

Nothing herein shall this prevent Hyland from selling in-house system directly to end-users, however, should Hyland choose to sell in-house systems directly to end-users, Hyland will take reasonable steps to avoid selling directly to ASP's existing customer base. If a customer initiates contact with Hyland, Hyland reserves the right to sell any of its other offerings to said customer. Nothing herein will prevent Hyland's other resellers and partners from competing with ASP for any business whatsoever.

10.7 In the event that Hyland offers more favorable pricing to a third-party who is engaged in substantially the same line of business as OEM/ASP (with regards to Hyland's software products), Hyland will offer the same terms, in whole, to ASP. To qualify, OEM/ASP must, retroactively to the Effective Date, meet all applicable financial terms, including minimum guarantees, pricing for services, etc. this provision shall exclude terms for partners signed by Hyland prior to the effective date.

11.   HYLAND'S OPTION TO MODIFY OR DISCONTINUE APPLICATION SOFTWARE

11.1 Hyland has the right, at any time, to make such modification to the Application Software as it sees fit to the operation, performance or functionality of the Application Software, provided however that Hyland will take reasonable precaution to ensure that OEM and OEM's customers are not negatively affected by such modification.

11.2 Hyland has the right, within six (6) months following written notice to ASP, to discontinue distribution of any or all Application Software from Hyland or versions of Application Software, to remove supported Application Software or versions of supported Application Software from Hyland's supported Application Software list or to discontinue support, maintenance or the provision of new versions, updates or correction of any Applications Software or for any version or for any hardware or Application Software platform or operating system. If such a discontinuance of distribution of the Application Software or of support, maintenance or the provision of new versions, updates or correction materially impairs the value of this Agreement to ASP, ASP shall have the option to terminate this Agreement; such option to terminate shall expire after sixty (60) days from the date notice of distribution discontinuance is given ASP by Hyland.

11.3 Notwithstanding the forgoing, Hyland will not discontinue support and maintenance for any major or minor (X or X,x) versions release until 18 months after the release of a newer version.

12.   WARRANTY; LIMITATION OF LIABILITY

12.1 Hyland represents and warrants to ASP that is has the necessary rights to enter into this Agreement and that it has the necessary ownership and intellectual property rights to the Application Software to grant the licenses herein, Hyland warrants that the Application Software will operate generally in conformance with its published documentation, if properly used by ASP and customer. If ASP discovers any errors in the Application Software, ASP shall promptly notify Hyland in writing as to the description of the problem whereupon Hyland shall use reasonable efforts to promptly correct such problems. Corrections will be provided to ASP with instruction for implementation. The remedies set forth in this Agreement shall be ASP's sole remedies for breach of this Agreement [Much of this is covered in Section 10.2].

12.2 THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE RIGHTS AND REMEDIES GRANTED TO ASP UNDER THIS PARAGRAPH CONSTITUTE THE SOLE AND EXCLUSIVE REMEDY OF ASP AND ASP'S CUSTOMERS AGAINST HYLAND FOR BREACH OF WARRANTY, EXPRESS OR IMPLIED, OR FOR ANY ERRORS OR DEFECTS IN THE APPLICATION SOFTWARE. IN NO EVENT SHALL HYLAND BE LIABLE TO ASP OR ASP'S CUSTOMERS FOR ANY DAMAGES ARISING FROM OR RELATED TO FAILURE OR INTERRUPTION OF THE APPLICATION SOFTWARE OR FOR INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR LOSS OF PROFIT OR OPPORTUNITY, LOSS OF USE OR OTHER

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FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THE LICENSE, TRANSFER OR USE
OF THE APPLICATION SOFTWARE. IN NO EVENT SHALL HYLAND'S LIABILITY HEREUNDER EXCEED THE TOTAL AMOUNT RECEIVED BY HYLAND UNDER THIS AGREEMENT.

13.   INDEMNIFICATION

13.1 Hyland agrees to indemnify ASP against all liability and expense, including reasonable attorneys fees, arising from any breach or alleged breach of Hyland's obligations hereunder or its warranty that it has the required rights to the Application Software and that the Application Software does not infringe any ownership or intellectual property right of a third party, provided that Hyland; (i) is notified immediately after ASP receives notice of such claim; (ii) is solely in charge of the defense of and any settlement negotiations with respect to such claim; (iii) received ASP's cooperation in the defense or settlement of such claim; (iv) has the right, upon either the occurrence of or the likelihood (in the opinion of Hyland) of the occurrence of a finding of infringement, either to procure for ASP or the Customer the right to continue use of the Application Software, or to replace the relevant portions of the Application Software with other equivalent, non-infringing portions as approved by ASP. If Hyland is unable to accomplish either of the options set forth in (iv) above, at Hyland's option Hyland shall either remove the portion of the Application Software in issue and refund to ASP the value of such portion, or remove the entire Application Software and refund to ASP the entire amount paid under this Agreement as it relates to the incident that give rise to the claim. HYLAND'S LIABILITY HEREUNDER SHALL NO EXCEED THE TOTAL AMOUNT PAID TO HYLAND BY ASP, PROVIDED, HOWEVER, THAT HYLAND SHALL BE OBLIGATED TO INDEMNIFY ASP AGAINST ANY AND ALL LIABILITY AND EXPENSE. INCLUDING REASONABLE ATTORNEY'S FEES, ARISING OUT OF A CLAIM OR FINDING THAT THE INTELLECTUAL PROPERTY RIGHTS GRANTED HEREIN INFRINGE THE RIGHTS OF A THIRD PARTY. Hyland shall have no obligation to ASP to defend or satisfy any claims made against ASP that arise from use, marketing, licensing or disposition of the Applications Software by ASP other than as permitted by this Agreement.

13.2 ASP agrees to indemnify Hyland against all liability and expense, including reasonable attorneys fees, arising from any branch or alleged breach of ASP's representation, warranties and obligations or as a result of any claim arising from ASP's activity, or for any claim that arises as a result of any ASP activity utilizing the Application Software for the processing or providing of services to third parties under this Agreement. This includes, but is not limited to, misrepresentation or unauthorized commitments, actions or promises made to Customers or prospects by ASP, its employees or agents with respect to Hyland, the Application Software or any other product or service marketed by ASP.

13.3 In the event of a claim where ASP is obligated to defend or indemnify Hyland pursuant to Section 13.2, Hyland reserves all rights to directly participate in all aspects in the defense of, and any settlement negotiations with respect to such claim, including the selection and approval of its counsel; the right to maintain separate and independent counsel; and to receive ASP's full cooperation in the defense or settlement of such claim. In such event where such claim arises, ASP shall be solely responsible for any and all associated costs, legal fees and amounts required to discharge a judgment or for settlement of any such claim under the terms and conditions of this provision.

14.   TERM AND TERMINATION

14.1 This Agreement shall take effect on the Effective Date. Unless sooner terminated in accordance with the relevant provisions of this Agreement, the term of this Agreement shall be for five (5) years and shall be automatically renewed successively for an additional terms of one (1) year unless either party, in its sole discretion, gives notice of termination no less than ninety
(90) days prior to the expiration of the current term.

14.2 In the event that ASP fails to cooperate by verifying its financial condition, or if Hyland has reasonable basis to conclude that for any reason ASP is or will become unable to discharge its obligations hereunder, Hyland many terminate this Agreement upon thirty (30) days written notice.

14.3 In the event of a filing by or against either party of a petition for relief under the United Stated Bankruptcy Code or any similar petition under the insolvency laws of any jurisdiction, where such filing is not dismissed within thirty (30) days after the date of filing, or should either party discontinue the business operations relevant to this Agreement, then the other party may immediately terminate this Agreement upon written notice.

14.4 In addition to provisions authorizing termination hereunder, either party shall have the right to terminate this Agreement as a result of a material breach of the Agreement by the other party that is not cured within thirty (30) days after written notice of such breach.

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14.5  Upon termination of this Agreement, and except as otherwise provided in this Agreement, the license granted to ASP by this Agreement shall be terminated immediately. In the event of termination, ASP shall be permitted a wind down period during which shall be entitled to continue its use of the Application Software pursuant to this Agreement, which in no event shall extend more than one (1) year from the date of termination. During the wind down period (a) Hyland shall be prohibited from exercising its rights under Section 11.2 herein unless expressly permitted by the prior written consent of ASP, and (b) ASP shall be required to comply with all of the terms and conditions of this Agreement including making timely reports and payments to Hyland for Application Partner Fees. Following the conclusion of the wind down period, ASP shall make no further use of all or any part of the Application Software or any Confidential Information received from Hyland.

14.6 In the event of termination ASP shall cease any public statement or representation that it is an authorized ASP, and shall immediately cease use of any trademark or trade name of Hyland, except as may otherwise be authorized in writing by Hyland.

14.7 The provisions of this Agreement concerning Confidential Information, indemnification and, except as otherwise provided, non-competition, shall survive the termination of this Agreement, and termination shall not relieve either party of the obligation to pay any amount due to the other hereunder. It is understood and agreed that no termination of this Agreement, whatever the cause thereof, shall in any way terminate, restrict, limit or affect in any way the right of any authorized Customer to utilize the Application Software in accordance with the terms of an Application Software License Agreement.

15.   GENERAL PROVISIONS

15.1 Independent Contractor. ASP is an independent contractor under this Agreement, and nothing in this Agreement authorizes ASP to act as a legal representative or agent of Hyland for any purpose. It is expressly understood that this Agreement does not establish a franchise relationship, partnership, principal-agent relationship or joint venture, ASP shall not have the power to bind Hyland with respect to any obligation to any third party. ASP is solely responsible for its employees, including terms of employment, wages, hours, required insurance and daily direction and control.

15.2 Confidential Information. ASP acknowledges that it will receive Confidential Information from Hyland relating to technical and marketing issues about the Application Software and the business affairs of Hyland. ASP agrees that all Confidential Information of Hyland shall be held in strict confidence and shall not be disclosed or used without express written consent of Hyland, except as required by law. Each party acknowledges that it will receive Confidential Information from the other party relating to technical, marketing and business affairs of the other party. Each party agrees that all Confidential Information of the other party shall be held in strict confidence and shall not be disclosed or used without express written consent of the other party, except as required by law.

15.3 Non Governmental. No United States Government procurement regulations or Federal Acquisition Regulations shall be included hereunder or be binding on either party unless specifically agreed to in writing prior to incorporation hereunder. In the event of any sale or license to the United States government, ASP shall assure that all labeling needed to establish Restricted Rights in Data with respect to any Application Software is correctly affixed and intact.

15.4 No Waiver. The failure of either party to exercise any right hereunder or the waiver by either party of any breach of this Agreement, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same of any other term of the Agreement.

15.5 Notice. All notices, requests, demands or other communications required to be given pursuant to the Agreement shall be in writing and shall be deemed to have been given, if sent by U.S. mail, registered or certified mail, return receipt requested, postage prepaid, addressed to the parties at their place of business or to such other addresses as the parties direct in writing. Notice to Hyland shall be addressed to:

               Hyland Software, Inc. 18500 Lake Road, Suite A-50
               Rocky River, OH 44116 USA
               Attention: President
               or to such person or to such address as Hyland may designate.

Notice to ASP shall be addressed to the company, person or entity identified as ASP in the Introduction to this Agreement.

15.6 Force Majeure. Neither party shall be deemed in fault of this Agreement to the extent that performance of their obligations of attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident,

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act of government, shortages of materials or supplies, or any other causes beyond the control of such party provided that such party promptly gives the other written notice thereof and, in any event, within fifteen (15) days of discovery thereof and uses its commercially reasonable efforts to cure the delay. In the event of such Force Majeure, the time of performance or cure shall be extended for a period equal to the duration of the Force Majeure but in no event shall exceed three (3) months.

15.7 Assignment. This Agreement may not be assigned by either party, nor any duty hereunder be delegated by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors and permitted assigns.

15.8 Taxes. ASP shall pay, in addition to the other amount payable under this Agreement, all local, state and federal excise, sales, use, privilege, personal property, gross receipts and similar taxes levied or imposed by reason of the transactions under this Agreement ASP shall, upon demand, pay to Hyland an amount equal to any such tax actually paid or required to be collected or paid by Hyland.

15.9 Limitations of Liability. In the event of failure of either party to fulfill any of its obligations hereunder, the initial remedy of the other party under this Agreement shall be to request performance of such obligation. If such performance is not rendered, the other party may terminate the Agreement and, subject to section 16, bring an action for any moneys due and payable hereunder for services rendered. However, either party shall be entitled to enforce its rights regarding patents, copyrights, trademarks or trade names, by any appropriate action, including actions for damages and equitable relief.

15.10 Injunctive Relief. The parties to this Agreement recognize that a remedy at law for a breach of the provisions of this Agreement relating to Confidential Information, use of Hyland's trademark, copyright and other intellectual property rights, and/or non-competition, will not be adequate for the parties, protection, and, accordingly, each party shall have the right to obtain, in addition to any other relief and remedies available to it, injunctive relief to enforce the provisions of this Agreement.

15.11 Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is unenforceable, void, invalid or inoperative, the remaining provisions of this Agreement shall not be affected and shall continue in effect as though such invalid provisions were deleted.

15.12 Attorneys Fees. In the event a non-defaulting party requires the services of an attorney to enforce any provision of this Agreement, said non-defaulting party shall be entitled to reasonable attorneys fees, together with reasonable expenses and costs incurred in connection with such enforcement.

15.13 Governing Law. This Agreement shall be governed and interpreted in accordance with the substantive law of the State of Ohio, United States of America.

15.14 Exclusive Jurisdiction and Venue. Any legal action brought concerning this Agreement or any dispute hereunder, including but not limited to an action to enforce or challenge an arbitration award, shall be brought only in the courts of the State of Ohio, in the County of Cuyahoga, or in the federal courts located in such state (and county). Both parties submit to venue and jurisdiction in these courts. In the event that an action or claim arises outside of the exclusive jurisdiction specified herein which names Hyland as a party, ASP agrees to initiate, consent to and/or cooperate with any and all efforts to remove the matter to the exclusive jurisdiction named herein, or otherwise take any and all reasonable actions to achieve Hyland's objectives of this provision.

15.15 Entire Agreement. This Agreement constitutes the entire Agreement and understanding of the parties and supersedes all prior and contemporaneous Agreements, understanding, negotiations and proposals, oral or written with regards to operating as an application service provider. Section headings are provided for convenience purposes only and do not provide any modifications or substantive meaning to the terms and conditions of this Agreement. This Agreement may be amended or modified only by a subsequent Agreement in writing signed by each of the parties and may not be modified by course of conduct.

15.16 Binding. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors. In the event Hyland enters into an agreement to sell substantially all the assets of Hyland, this agreement shall be binding upon the purchaser.

16   Mediation; Arbitration.

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            (a) Resolution by Mutual Agreement. Except for actions instituted by either party seeking injunctive relief, any issue or dispute between the parties arising out of or related to this Agreement or its alleged breach shall first be referred to the Chairman of Hyland Software and the President of Recall, for resolution between them, if possible. Hyland Software and Recall may, if they desire, consult outside experts or a mutually respected disinterested person for assistance in arriving at a resolution.

            (b) Resolution by Mediation. Hyland Software and Recall also may, if they desire, agree to undertake non-binding mediation and may, if they choose, do so in accordance with the commercial mediation rules of the American Arbitration Association ("AAA"), either as written or as modified by mutual agreement. A written agreement to undertake mediation may be made at any time. If arbitration proceedings have been instituted, they shall be stayed until the mediation process is terminated.

            (c) Resolution by Non Binding Arbitration. The parties to this Agreement acknowledge that the subject matter hereof involves substantial interstate activity. Any issue, controversy or claim arising out of or relating to this Agreement or its alleged breach that cannot be resolved by mutual agreement after a period of thirty (30) days from when the issue, controversy or claim was first referred for mutual agreement under paragraph (a) shall be referred by the parties to non-binding arbitration in Cleveland, Ohio, in accordance with the commercial arbitration rules of the AAA, and judgment on any award rendered by the arbitrator and accepted by the parties may be entered by any court having jurisdiction thereof; provided, however, that the parties shall have the right to agree among themselves on the amount of the claim.

            (d) Selection of Arbitrator.

                        (1) The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one party of the other party's notice of arbitration, the arbitrator shall be selected from a list or lists of proposed arbitrators submitted by the AAA. The selection process shall be that which is set forth in the AAA commercial arbitration rules then prevailing, except that (A) the number of preemptory strikes shall not be limited and (B) if the parties fail to select an arbitrator from one or more lists, the AAA shall not have the power to make an appointment but shall continue to submit additional lists until an arbitrator has been selected. Initially, however, promptly following its receipt of a request to submit a list of proposed arbitrators, the AAA shall convene the parties in person or by telephone and attempt to facilitate their selection of an arbitrator by agreement. If the arbitrator should die, withdraw or otherwise become incapable of serving, a replacement shall be selected and appointed in a like manner.

                        (2) If an arbitrator has not been selected following submission of three or more lists by the AAA, either party may declare the existence of an impasse by giving written notice to the other. In that event, the arbitrator shall be selected in the following manner. Each party shall designate three proposed arbitrators whose names appear on any of the

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                              lists previously submitted by the AAA. The parties
                              shall then eliminate five of the designated names by alternately striking one, and the person whose name remains shall serve as arbitrator. If necessary, the party to make the first strike shall be designated by lot.

            (e) Confidentiality of Arbitration. All aspects of the arbitration shall be confidential, and the parties and the arbitrator shall not disclose to others, or permit disclosure of, any information related to the proceedings, including but not limited to discovery, testimony and other evidence, briefs and the award.

            (f) Orders Protecting Confidentiality. Upon the motion of either party, and for good cause shown, the arbitrator may make any order which justice requires to protect a party from the disclosure of proprietary, privileged or confidential business information, including orders (1) that depositions or hearings be conducted with no one present except persons designated by the arbitrator, and (2) that depositions, exhibits, other documents filed with the arbitrator or transcripts of the hearing be sealed and not disclosed except as specified by the arbitrator.

            (g) Expenses of Arbitrator. Each party shall pay the fees and expenses of such party's witnesses and all other expenses connected with the presentation of such party's case. The cost of the arbitration, including the fees of the arbitrator and the cost of the record or transcripts thereof, if any, administrative fees, and all other fees and costs, shall be borne equally by the parties.

            (h) Understandings of the Parties. THIS NON-BINDING ARBITRATION AGREEMENT IS MUTUAL AND EACH PARTY CONSCIOUSLY AGREES TO SUBMIT TO NON-BINDING ARBITRATION. THE PARTIES INTEND THAT THE SCOPE OF THIS ARBITRATION CLAUSE SHALL BE CONSTRUED AS BROADLY AS POSSIBLE SO AS TO INCLUDE ANY AND ALL DISPUTES/CLAIMS ARISING OUT OF THE SUBJECT MATTER OF THE AGREEMENT (EXCEPT THOSE SEEKING INJUNCTIVE RELIEF) AS WELL AS THE RELATIONSHIPS WHICH RESULT FROM THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS OF MISREPRESENTATION, CONCEALMENT OF MATERIAL FACTS OR FRAUD AMONG THE PARTIES THAT MAY HAVE PRECEDED ENTRY INTO THIS AGREEMENT. IN THE EVENT ANY PORTION OF THIS ARBITRATION PROVISION SHALL BE HELD UNLAWFUL, THEN THE SAME SHALL BE SEVERED FROM THE CLAUSE AND THIS AGREEMENT, THEREBY SAVING ANY LAWFUL PORTION HEREOF.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives:

Accepted and Agreed:

RECALL CORPORATION                               HYLAND SOFTWARE, INC..
"Application Service Partner" or "ASP"

By: /s/ Habbu Ajit M.                            By: /s/ J. Packy Hyland
    ----------------------------------               ---------------------------
Name: Ajit Habbu                                 Name: J. Packy Hyland, Jr.
Title: Chief Financial Officer                   Title: CEO
Date: January 31, 2001                           Date: January 31, 2001

Copyright(C)Hyland Software, Inc.                (Confidential)               11

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                                   SCHEDULE A

                      HYLAND SOFTWARE INC. - PRODUCTS LIST

The Hyland Software(R) products are Software products developed and owned by Hyland Software, Inc. Hyland continues to develop software products and all new products Written by Hyland are implicitly covered by the terms of this agreement if Hyland chooses to allow the ASP to distribute such new products as they become available. The current Application Software is comprised of the following products.

PRODUCTS

On Base Single User Server License

OnBase Multi-User Server License
OnBase Workflow Server
OnBase EDM Services
Full Text Indexing Server
OnBase Web Server
OnBase Subscription Server (Includes Advanced Mail Services)
OnBase Reverse API
OnBase Client
OnBase Host Application Enabler-Entry Packet (10 users)
OnBase Host Application Enabler 11+
OnBase Full Text Indexing Client
OnBase Signature/ID Client
OnBase Electronic Signature Interface
OnBase COLD
OnBase Advanced Cold
OnBase PCL Data Input Filter
OnBase Document Imaging (1st License)
OnBase Document Import Processor
OnBase Advanced Document Import Processor
OnBase Custom Import Filter
OnBase E-Forms
OnBase Archival API
OnBase CD Authoring
Automated CD Authoring (w/Rimage)
OnBase Export
OnBase Publishing (per year)
OnBase Exception Reporting
OnBase OCR
OnBase Image Statements
OnBase Print Distribution
OnBase Document Distribution

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                                   SCHEDULE B

                           APPLICATION PARTNER FEE(S)

The fees due Hyland will be 20 percent of gross revenues collected by the ASP from its Customers for a) using or deriving benefit from the Application, b) the continued storage of documents archived by the Application, c) the continued use of the Hyland database layout in part or in whole. Subject to the paragraph immediately following, Hyland will not share in revenue derived from paper document conversion (scanning) either performed or outsourced by ASP.

If Hyland has reason to believe that ASP's pricing and/or policies related to non-Application products and services are causing Hyland to receive less than it otherwise should, Hyland will notify ASP in writing of the concern and attempt to resolve the issue. If a mutually acceptable resolution can not be reached, Hyland shall have the right to request an audit by a mutually agreed upon Independent third party, at Hyland's expense, to evaluate ASP's pricing and related policies. If the audit by the independent third party concludes that Hyland is being negatively impacted by ASP's pricing and/or polices related to non-Application products and services and a mutually acceptable resolution can not be reached, then Hyland will have the right to terminate this agreement and commence the wind down period specified section 14.5 of this agreement.

Hyland will also be paid for any services provided according to the then current published list price, including travel and expenses. Currently Hyland offers the following services:

ONBASE INSTALLATION SERVICES (PER DAY)
ONBASE WORKFLOW CONSULTING SERVICES (PER DAY)
DATA CONVERSION SERVICES (PER DAY)
ONBASE DEVELOPMENT SERVICES (PER DAY)
ONBASE TECHNICAL TRAINING (PER ATTENDEE AT HYLAND IN OHIO)
ONBASE INSTALLER CERTIFICATION (PER ATTENDEE AT HYLAND IN OHIO)
ONBASE WORKFLOW CERTIFICATION (PER ATTENDEE AT HYLAND IN OHIO)
ONBASE WEB AND API TRAINING (PER ATTENDEE AT HYLAND IN OHIO)
ONBASE CERTIFIED SALES PROFESSIONAL (PER ATTENDEE AT HYLAND IN OHIO) ONBASE SYSTEM ADMINISTRATOR TRAINING (PER ATTENDEE AT HYLAND IN OHIO) ONBASE END USER TRAINING (PER ATTENDEE AT HYLAND IN OHIO)

Hyland will create a targeted two week course for which Hyland will bear the expense.

Hyland will provide the course taught in Cleveland, Ohio, materials, facilities and instructor time for which Hyland will bear the expense.

A Three Week Training/Ramp-up Plan will be performed by Hyland and the ASP in each of the following eight locations: United States, Spain, Brazil, Singapore, Australia, Italy, France, and England. This training will take place once the ASP Team has been assembled in the specific location. The ramp up plan will include training for CDIA, Tech I training course, Sales assistance, ASP setup and Deruo system installation. During this time, Recall will schedule a seminar for the start of the second week, at which Hyland will assist in demonstrating the products. Hyland will assist in customer follow-up calls during this time period. Recall will reimburse T+E according to the Recall travel policy and Hyland shall not charge its standard daily rates.

A Two Week Installation and Training Program will be performed by Hyland and the ASP in each of the following eight locations: United States, Spain, Brazil, Singapore, Australia, Italy, France, and England. This will take place after the first sale in a specific region. Hyland will install the first ASP customer and the then provide an installer certification course. Recall will reimburse T+E according to the Recall travel policy and Hyland shall not charge its standard daily rates.

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In order to accommodate the existing customers of the ReView application explicitly listed below, Hyland has agreed to the following conversion plan.

      1. Hyland will allow these sites to be converted, as soon it is practical and desirable.

      2. Hyland will not share in revenue from these customers for the remainder of their current ReView contracts, not to exceed one year from the effective date. Upon the earlier of one year from the Effective Date of the expiration of their current contracts Hyland will share in the revenue in accordance with this ASP agreement.

      3. For those ReView customers without a current contract, Hyland will not share in the revenue for 12 months from the Effective Date. After 12 months, Hyland will share in the revenue in accordance with this ASP agreement.

The conversion of the sites will be the responsibility of Recall and will be performed at Recalls expense. Hyland may assist at Hyland's current daily rates for such services plan travel and expenses. The existing ReView customers subject to this conversion plan with the length of their existing contract are listed below:

      ****, Rio de Janeiro
      ****, Rio de Janeiro
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Sao Paulo
      ****, Madrid
      ****, Madrid
      ****, Madrid
      ****, Madrid
      ****, Madrid
      ****, Madrid
      ****, Madrid
      ****, Sydney
      ****, Sydney
      ****, Sydney
      ****, Sydney
      ****, Sydney
      ****, Sydney

Hyland has the right to review the Recall's service agreements with the customers listed above to determine the length of the existing contracts.

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